Contact: Susan Tomera Angeletti

724-465-4870

FOR IMMEDIATE RELEASE

Tuesday, June 22, 2004

S&T Bancorp Declares Quarterly Cash Dividend

Indiana, Pennsylvania - The Board of Directors of S&T Bancorp, Inc.
(NASDAQ NMS: STBA) declared a $0.27 per share cash dividend at its regular meeting held June 21, 2004. The dividend is payable July 23, 2004 to shareholders of record on June 30, 2004. This dividend represents an 8.0 percent increase over the same period last year and a 3.6 percent annualized yield using the June 21, 2004 closing price of $30.25.

Headquartered in Indiana, PA, S&T Bank, the principal subsidiary of S&T Bancorp, Inc., operates 49 offices within Allegheny, Armstrong, Blair, Butler, Cambria, Clarion, Clearfield, Indiana, Jefferson and Westmoreland counties. With assets of $3.0 billion, S&T Bancorp, Inc. stock trades on the NASDAQ National Market System under the symbol STBA.